JPMorgan Chase Financial Company LLC Fully and Unconditionally Guaranteed by JPMorgan Chase & Co. Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement Nos. 333-293684 and 333-293684-01

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the American Depositary Shares of Alibaba Group Holding Limited, the American Depositary Shares of PDD Holdings Inc. and the Class A Common Stock of Robinhood Markets, Inc. due November 9, 2027

Fact Sheet dated October 27, 2026 to Preliminary Pricing Supplement dated October 27, 2026

Summary of Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Underlying Stocks:	The American depositary shares (“ADSs”) of Alibaba Group Holding Limited (Bloomberg ticker: BABA), the ADSs of PDD Holdings Inc. (Bloomberg ticker: PDD) and the Class A common stock of Robinhood Markets, Inc. (Bloomberg ticker: HOOD)
Strike Date:	October 27, 2026
Pricing Date[1]:	October 28, 2026
Issue Date[1]:	November 2, 2026
Calculation Day[1,2]:	November 4, 2027
Stated Maturity Date[1,2]:	November 9, 2027
Principal Amount:	$1,000 per security (100% of par)
Maturity Payment Amount (per Security):

•   If the ending price of the lowest performing Underlying Stock is greater than or equal to its threshold price: $1,000 plus the contingent fixed return; or

•  If the ending price of the lowest performing Underlying Stock is less than its threshold price:

$1,000 + ($1,000 × stock return of the lowest performing Underlying Stock)

Lowest Performing Underlying Stock:	The Underlying Stock with the lowest stock return
Starting Price:	For each Underlying Stock, its stock closing price on the strike date. The starting price of each Underlying Stock is not the stock closing price of that Underlying Stock on the pricing date.
Ending Price:	For each Underlying Stock, its stock closing price on the calculation day
Contingent Fixed Return:	At least 23.90% of the principal amount (at least $239.00 per security) (to be provided in the pricing supplement)
Stock Return:	For each Underlying Stock, (ending price – starting price) / starting price
Threshold Price:	For each Underlying Stock, 55% of its starting price
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	46661QTD7
Fees and Commissions:	Up to 2.325% for Wells Fargo Securities, LLC (“WFS”); WFS has advised us that dealers, including Wells Fargo Advisors (“WFA”), may receive 1.75% of WFS’s fee, and WFA may also receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, JPMS may pay a fee of up to 0.20% to selected dealers in consideration for marketing and other services in connection with the distribution of the securities to other dealers.
Tax Considerations:	See the preliminary pricing supplement.
[1] Subject to change [2] Subject to postponement

Hypothetical Payout Profile*

80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return at Maturity
contingent fixed return of
23.90% of the principal amount
repayment of principal
amount for decrease of
not more than 45%
-45%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Stock Return of Lowest Performing Underlying Stock at Maturity
Hypothetical Security Return
Hypothetical Stock Return of Lowest Performing Underlying Stock

*Assumes a contingent fixed return equal to the minimum contingent fixed return

If the ending price of the lowest performing Underlying Stock is less than its threshold price, you will have full downside exposure to the decrease in the price of that Underlying Stock from its starting price and will lose more than 45%, and possibly all, of the principal amount of your securities at maturity.

The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

If the securities priced on the date of the accompanying preliminary pricing supplement, the estimated value of the securities would be approximately $955.40 per security. The estimated value of the securities, when the terms of the securities are set, will be provided in the pricing supplement and will not be less than $920.00 per security. See “The Estimated Value of the Securities” in the preliminary pricing supplement for additional information.

Preliminary Pricing Supplement:
http://www.sec.gov/Archives/edgar/data/19617/000121390026112990
/ea0309894-01_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” in the accompanying prospectus supplement and the accompanying product supplement and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

THIS FACT SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. This fact sheet should be read in conjunction with the accompanying preliminary pricing supplement, prospectus, prospectus supplement and product supplement.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” sections in the accompanying prospectus supplement and product supplement. Please review the risk disclosure carefully.

•      If the Ending Price of the Lowest Performing Underlying Stock Is Less Than Its Threshold Price, You Will Lose More Than 45%, and Possibly All, of the Principal Amount of Your Securities at Maturity.

•      The Potential Return on the Securities Is Limited to the Contingent Fixed Return and May Be Lower Than the Return on a Direct Investment in Any Underlying Stock.

•      Your Ability to Receive the Contingent Fixed Return May Terminate on the Calculation Day.

•      The Securities Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.

•      As a Finance Subsidiary, JPMorgan Financial Has No Independent Activities and Has Limited Assets.

•      You Are Exposed to the Risk of Decline in the Price of Each Underlying Stock.

•      Your Maturity Payment Amount Will Be Determined by the Lowest Performing Underlying Stock.

•      You Will Be Subject to Risks Resulting from the Relationship Among the Underlying Stocks.

•      The Benefit Provided by the Threshold Price May Terminate on the Calculation Day.

•      No Interest or Dividend Payments or Voting Rights

•      Lack of Liquidity

•      The Final Terms and Estimated Valuation of the Securities Will Be Provided in the Pricing Supplement.

•      The U.S. Federal Tax Consequences of the Securities Are Uncertain, and May Be Adverse to a Holder of the Securities.

•      Potential Conflicts

•      The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities.

•      The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates.

•      The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate.

•      The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period.

•      Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities.

•      Many Economic and Market Factors Will Impact the Value of the Securities.

•      No Affiliation with Any Underlying Stock Issuer

•      Risks Associated with Non-U.S. Companies with Respect to the ADSs of Alibaba Group Holding Limited and the ADSs of PDD Holdings Inc.

•      Emerging Markets Risk with Respect to the ADSs of Alibaba Group Holding Limited and the ADSs of PDD Holdings Inc.

•      Currency Exchange Rate Risk with Respect to the ADSs of Alibaba Group Holding Limited

•      There Are Important Differences Between the Rights of Holders of the ADSs of Alibaba Group Holding Limited and the Rights of Holders of the Ordinary Shares of Alibaba Group Holding Limited and the Rights of Holders of the ADSs of PDD Holdings Inc. and the Rights of Holders of the Class A Ordinary Shares of PDD Holdings Inc.

•      Limited Trading History with Respect to the Class A Common Stock of Robinhood Markets, Inc.

•      The Anti-Dilution Protection Is Limited and May Be Discretionary.

•      The Maturity Payment Amount Will Depend upon the Performance of Each Underlying Stock and Therefore the Securities Are Subject to the Risks Associated with Each Underlying Stock, Each as Discussed in the Accompanying Preliminary Pricing Supplement and Product Supplement.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.

As used in this fact sheet, “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.